Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112355

Paincare Holdings, Inc.

Supplement dated April 8, 2004

to

Prospectus dated March 9, 2004

Selling Stockholders

The following persons (the “transferees”) have received shares of common stock from Alpha Three, FLP (50,000 shares to Evergreen Real Estate Management, LLC), Carl R. Shelton (23,052 shares to Medical Rehabilitation Associates, Inc., P.C.) and David M. Pollard (119,750 shares to the remaining transferees), who are named as selling stockholders in our prospectus dated March 9, 2004, and the transferees propose to offer and sell such shares in accordance with the terms of the prospectus:

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Selling Stockholders	Common Stock	Percentage of Outstanding Common Stock	Shares being Offered	Common Stock	Percentage of Outstanding Common Stock
Medical Rehabilitation Associates Inc., P.C.	23,052	*	23,052	—	—
Mike Lively	5,000	*	5,000	—	—
Danny W. Cartwright	2,500	*	2,500	—	—
Doug Stitcher	20,000	*	20,000	—	—
Jimmy Smith	20,000	*	20,000	—	—
John Cartwright	20,000	*	20,000	—	—
James C. Cartwright	20,000	*	20,000	—	—
Todd Crook	12,500	*	12,500	—	—
David Torpley	2,500	*	2,500	—	—
Kevin McManus	5,000	*	5,000	—	—
T. Vann Pelt	5,000	*	5,000	—	—
Yvonne Pollard	7,250	*	7,250	—	—
Evergreen Real Estate Management, LLC	50,000	*	50,000	—	—

*	Less than one percent.